Exhibit 10.1

June 15, 2007

VECO Corporation
3601 C Street, Suite 1000
Anchorage, Alaska  99503

Re:          Business Combination between  VECO Corporation and CH2M HILL Companies, Ltd.

Ladies and Gentlemen:

CH2M HILL Companies Ltd., an Oregon corporation (“CH2M HILL”), is interested in the purchase of substantially all of the operating businesses of VECO Corporation, a Delaware corporation (“VECO”), through the acquisition of the outstanding stock of VECO (which at the time, will hold VECO’s operating subsidiaries listed on Exhibit A hereto (“Included Subsidiaries”)) , and subject to certain exclusions as described below (the “Business”).  CH2M HILL and VECO, and VECO shareholders (Tammy Kerrigan, Mark Allen, Shannon West, and Bill Allen, directly or indirectly (collectively, the “Allen Family”)) , Peter Leathard (or affiliates), and Roger Chan (collectively with the Allen Family, the “Stockholders,” and, together with VECO, “Sellers”) hereby agree to enter into a business combination (the “Transaction”) upon the terms set forth herein.

This letter (the “Term Sheet”) is intended to set forth the essential terms with respect to the Transaction upon which we agree and which will form the basis of our negotiations of a definitive agreement.

1.             Material Terms and Conditions.

Purchase Price

The aggregate purchase price for the Transaction shall be approximately $365,000,000 (the “Purchase Price”), payable as follows:

$350,000,000 of the Purchase Price will be paid to the Stockholders in immediately available funds on the Closing Date (as such term is defined below), net of the following amounts:

- The Purchase Price shall be adjusted up or down for the difference between the working capital of the Included Subsidiaries at the Closing Date and the working capital of VECO as of March 31, 2007 of $59,836,009(1);

(1) Current Assets less Current Liabilities of VECO Corporation as of March 31, 2007, excluding cash and debt as reflected on the financial statements provided to CH2M HILL as part of the Letter of Intent ($218,770,000 - $158,944,000 = $59,836,000).

- The Purchase Price will be adjusted downward for the outstanding principal amount of outstanding indebtedness owed by the Included Subsidiaries as of the Closing Date, together with interest accrued there on to the Closing Date, except for up to $16,000,000 of indebtedness secured by the VECO Alaska Building and owed to Wells Fargo Bank NA (which will be assumed by CH2M HILL at Closing). For these purposes, debt related to the defeseance of the VAB building mortgage shall be disregarded (subject to appropriate adjustment to the extent of any undefeased portions of such debt);

- $70,000,000 of the Purchase Price (the “Holdback Amount”) will be held back by CH2M HILL (with appropriate interest) or held with an independent escrow agent (as shall be agreed upon by the parties in connection with the definitive agreements) as security for reasonable and actual out-of-pocket costs and expenses and liability that CH2M HILL may suffer in respect of certain Retained Liabilities or breaches of representations, warranties, indemnifications or agreements as set forth in the definitive agreements. Earnings and interest on the holdback/escrow shall be for the benefit of the Stockholders and shall be released periodically. Whether the Holdback Amount shall serve as sole and exclusive remedy for breaches of representations and warranties and indemnification shall be determined in connection with negotiation of the definitive agreements.

-The disposition or handling of the unfinished building on Sakhalin shall be determined in connection with negotiation of the definitive agreements.

-The Purchase Price shall be decreased by $5,000,000 in respect of the Norcon Property and an additional amount in respect of Norcon moving costs and leasehold improvements.

On the first anniversary of the Closing Date, CH2M HILL/the escrow agent shall release $30 million of the Holdback Amount to Sellers, less any amounts then in dispute or previously applied to the indemnification obligations under the definitive agreements or any other Transaction document. On the third anniversary of the Closing Date, CH2M HILL/escrow agent shall release the balance of the Holdback Amount to Sellers, less any amounts then in dispute or previously applied to the indemnification obligations under the definitive agreements or any other Transaction document. In connection with negotiation of the definitive agreements, the parties will discuss as to the release of another portion of the Holdback Amount on the second anniversary of the Closing Date and on specific milestones for early release of additional portions of the Holdback Amount, together with other related provisions, including as to “baskets,” but Sellers acknowledge that CH2M HILL has no intention to agree to any such early release.

Acquired Interest

On the Closing Date, the applicable Sellers shall sell and deliver to Purchaser, free and clear of all liens and encumbrances (except as otherwise provided elsewhere in this Term Sheet) all Sellers’ right, title and interest all outstanding stock in VECO that at Closing will contain all the Included Subsidiaries (as reflected in Exhibit A to this Term Sheet) and their assets and will not include Sellers’ Retained Assets (as reflected on Exhibit B to this Term Sheet) (collectively, the “Acquired Interest”). The parties agree that they shall in good faith continue to consider alternative transactions, that yield the same tax effect to the Sellers, but that would not involve the sale of stock of VECO, so long as such alternatives will permit closing by August 31, 2007.

Retained Liabilities

Except for the liabilities of the Included Subsidiaries, Purchaser shall be indemnified through the Holdback Amount for (a) any taxes attributable to or imposed upon Sellers or their affiliates, or attributable to or imposed upon the Acquired Interest for the period prior to the Closing Date, except to the extent taken into account in determining working capital, or in connection with the sale of the Acquired Interests by Sellers, (b) any criminal charges or investigations related to activities prior to Closing (collectively, the “Retained Liabilities”).

Representations and Warranties	The Purchase Agreement will include customary representations and warranties.

Survival of Representations and Warranties

All representations and warranties of Sellers or Purchaser in the Purchase Agreement or any other Transaction document shall survive the Closing for a period to be agreed upon by the parties in the definitive agreements.

Conduct of VECO Corporation

From and after the date hereof until the earlier of the Closing Date or the Exclusivity Termination Date, VECO

•  shall conduct its business in the ordinary course, maintain insurance coverages in amounts consistent with past practice and use commercially reasonable efforts to preserve all rights of the entities comprising the Acquired Interests, and shall exercise commercially reasonable efforts to retain their employees and maintain good relationships with employees, contractors, customers and others having business dealings with VECO and Acquired Interests; and

•  without limiting the generality of the foregoing, shall not, without CH2M HILL’s consent, not to be unreasonably withheld or delayed, sell or transfer any rights to capital assets in VECO or any of its subsidiaries (other than with respect to the Seller’s Retained Assets), increase or materially change salaries, benefits or other compensation for its employees, other than in a manner consistent with past practice, or enter into any employment contracts not consistent with past practice, declare or pay any dividends or make any distributions with respect to VECO stock or stock of any of VECO’s subsidiaries (other than with respect to the Seller’s Retained Assets and other than for monthly dividends consistent with recent experience), bid or enter into or terminate any material agreements, cancel or waive any material claims or rights, or settle or compromise any material claims or disputes in a manner that would be material impediment on consummation of the Transaction or have a material adverse affect on the Business after Closing.

Nothing in the foregoing is intended to prevent VECO and its subsidiaries from taking such steps as they deem reasonably necessary to preserve their ability to operate should the Transactions not close, nor shall anything in the foregoing prevent VECO (and subsidiaries) from refinancing its existing debt facilities or securing additional debt facilities, so long as such refinanced or additional debt facilities would not materially impede consummation of the Transaction or have a Material Adverse Effect on the Business after Closing.

Closing Date	The closing of the Transaction (the “Closing”) shall occur as soon as reasonably possible, and the parties anticipate that it will occur no later than August 31, 2007 (the “Closing Date”).

Conditions to Purchaser’s Obligations

Purchaser’s obligation to consummate the Transaction shall be subject to the satisfaction, or waiver by Purchaser, of customary conditions precedent, including, without limitation:

-there shall not have occurred and be continuing any Material Adverse Effect (as defined below);

-Sellers shall have delivered to Purchaser all material consents required (a) for the transfer of the Acquired Interests and Included Subsidiaries, (b) for the consummation of the Transaction;

-Completion of due diligence including the Special Investigation (defined below) to the satisfaction of CH2M HILL and its board of directors, provided that this condition shall not apply unless (i) such due diligence shows that VECO’s condition, properties, assets, liabilities, business, operations, or results of operations or prospects as of the date hereof are materially and adversely different from those as previously represented by VECO or (ii) CH2M HILL is not able to reasonably and adequately complete its due diligence because of limitations on access due to protection of the attorney client privilege or requirements of law or (iii) the results of such due diligence makes impossible the completion by KPMG of its audit as contemplated below;

-Purchaser shall have received (a) evidence satisfactory to Purchaser that KPMG LLP has completed, at CH2M HILL’s expense, its work for the audit of the financial statements of VECO and/or Acquired Interests for each of the three fiscal years ended March 31, 2007, and is ready to deliver to Purchaser its audit report and (b) unaudited financial statements for the Acquired Assets for the quarter ended June 30, 2007, in each case satisfactory in form and substance to Purchaser;

-Sellers shall have delivered to Purchaser an opinion of counsel, in form and substance reasonably acceptable to Purchaser;

-the Purchase Agreement and the consummation of the Transaction shall have been approved and adopted by the unanimous vote of the Stockholders; and

-no action, suit, or proceeding shall be pending or threatened in writing, other than due to CH2M HILL’s acts or omissions, wherein an unfavorable result would be reasonably likely to (a) prevent consummation of the Transaction, (b) cause the Transaction to be rescinded following the closing, or (c) materially adversely affect the right of Purchaser to own and operate the Acquired Interest.

-There shall be in place an arrangement with respect to the previously discussed 4 key employees pursuant to which the compensation to be paid to them in connection with closing is paid 1/3 at closing, 1/3 at the first anniversary of closing, and 1/3 at the second anniversary, with appropriate non-competes from such employees; such payments shall adjust the Purchase Price.

“Material Adverse Effect” means any event, change or effect that, when taken individually or together with all other adverse events, changes and effects, is or is reasonably likely to (i) be materially adverse to the condition (financial or otherwise), properties, assets (including Acquired Interests), liabilities, business, operations, results of operations or prospects of VECO, the Acquired Interests or the Included Subsidiaries, taken as a whole, or (ii) prevent or materially delay consummation of the Transaction or otherwise to prevent either party or their respective affiliates from performing their obligations under the Purchase Agreement, subject to customary exceptions (including, without limitation, for such effects due to the pendency or announcement of the Transaction, such effects due to acts or omissions within CH2M HILL’s control, changes in general or industry-wide economic conditions or financial markets, and acts of war and terrorism).

Conditions to Sellers’ Obligations

Sellers’ obligation to consummate the Transaction shall, in addition to negotiation of definitive agreements acceptable to the Sellers, be subject to the satisfaction, or waiver by Sellers, of customary conditions precedent, including, without limitation:

- Sellers shall have received the portion of the Purchase Price due and payable at Closing in accordance with the terms hereof; and

-   Seller shall be satisfied that Purchaser provided for the issuance of $15,000,000 in CH2M HILL Companies Limited’s restricted common stock at the price per share and other terms in effect at Closing to employees of Acquired Interests as determined by CH2M HILL in consultation with VECO’s senior management.

2.             Exclusivity.

(a)           Sellers recognize that CH2M HILL has spent, and will continue to expend considerable money, effort, time and other resources performing its due diligence investigation of VECO and negotiating the Purchase Agreement for the Transaction.  Accordingly, following the execution of this Term Sheet at any time prior to September 1, 2007 (the “Exclusivity Termination Date”), Sellers shall, and shall cause Sellers’s representatives and VECO’s directors, officers and employees to, (i) immediately halt any discussions with third parties regarding any transaction the closing of which would be inconsistent with or interfere with or prevent or delay the consummation of the Transaction (such a transaction being referred to hereinafter as a “Competing Transaction”); and (ii) not hold any discussions with, provide any information to any inquiry made by any third party concerning a proposed acquisition, or cooperate in any way with, agree to, assist or participate in, solicit, consider, entertain, facilitate or encourage, any effort or attempt by any third party to do or seek any of the foregoing.  If at any time prior to the Exclusivity Termination Date any of the Sellers is approached in any manner by a third party concerning a competing Transaction (a “Competing Party”), Sellers shall promptly inform CH2M HILL regarding such contact and provide a description of the inquiry or proposal, including the name of such Competing Party.  The provisions of this paragraph shall not apply with respect to any communication between VECO, its directors, officers and employees that are required by law.  Sellers shall be entitled to terminate exclusivity and this Term Sheet (and such date of termination shall be then be deemed the Exclusivity Termination Date) at any time upon five (5) days notice in the event CH2M HILL at any time during the course of negotiation of definitive agreements, or as a result of its due diligence or Special Investigation, advises Sellers that is unwilling to proceed with the Transaction on the terms and conditions contemplated by this Term Sheet, or breaches this Term Sheet in any material respect, which breach is not cured within 5 days of notice from VECO; such termination shall be in addition to other remedies Sellers may have for breach.

3.             Remedies

(a)           It is understood and agreed that money damages would not be a sufficient remedy for any material breach of this Term Sheet by Sellers or any of Sellers’ representatives and that CH2M HILL shall therefore be entitled to seek equitable relief, including an injunction or specific performance, as a remedy for any such breach.  Such remedies shall not be deemed to be the exclusive remedies for a breach but shall be in addition to all other remedies available at law or equity.

(b)           Without limiting the generality of the foregoing, if Sellers or Sellers’ representatives materially breach this Term Sheet (and CH2M HILL is not then otherwise in material breach), such breach is not cured within 5 days of notice from CH2M HILL and this Term Sheet is thereafter terminated by CH2M HILL or Sellers without Closing occurring, the Sellers will promptly pay to CH2M HILL, as its sole and exclusive monetary remedy, a fee of $20,000,000.

4.             Due Diligence.

(a)           Subject to the provisions of this Term Sheet, the Sellers shall (i) cooperate fully with CH2M HILL  and its advisors, accountants, lawyers, or representatives of CH2M HILL (collectively, “CH2M HILL’s Representatives”) with respect to CH2M HILL’s due diligence investigation of VECO; and (ii) cause the Sellers’ representatives, directors, officers, employees, accountants, lawyers, brokers, financial advisors, and any other agents or representatives (collectively, “Sellers’ Representatives”) to cooperate fully with CH2M HILL and CH2M HILL’s Representatives with respect to CH2M HILL’s due diligence investigation of VECO.  Without limitation of the foregoing, Sellers shall provide CH2M HILL and CH2M HILL’s Representatives with prompt and complete access during normal business hours to VECO’s key employees, accountants, bankers, any documents, materials, books or records, accounting records, and/or other information pertaining to VECO and its subsidiaries and affiliates, whether stored on any electronic media or in hard copy, subject to limitations necessary to protect the attorney client privilege or as required by law (collectively, the “Records”).

(b)           The parties understand and agree that in order to close the Transaction as contemplated by this Term Sheet, CH2M HILL, in addition to the customary due diligence to be conducted pursuant to paragraph(a) above, must engage into special due diligence designed to address its and its auditors’ reasonable concerns related to the conduct of VECO’s operations and various investigations currently underway by the US Department of Justice, the Internal Revenue Service, and other government agencies in jurisdictions where VECO does business. The parties, therefore, agree that VECO will authorize CH2M HILL and its advisors, including, but not limited to, special legal counsel Patton Boggs, LLP and forensic auditors Ernst & Young, LLP (collectively “CH2M HILL Investigators”) to conduct an investigation into transactions and activities, whether or not currently known to the Sellers, that may affect VECO, its value, assets, or potential liabilities (“Special Investigation”).  In connection with this Special Investigation, VECO will provide to CH2M HILL Investigators full access to any documents, materials, books or records, accounting records, and/or other information, whether stored on any electronic media or in hard copy (also, collectively, the “Records”), as deemed necessary by CH2M HILL Investigators to conduct the Special Investigation, subject to limitations necessary to protect the attorney client privilege or as required by law.  VECO will also cause its consultants and advisors to release of any  Records in their possession to CH2M HILL Investigators to the extent requested from time to time by CH2M HILL, subject to limitations necessary to protect the attorney client privilege or as required by law.  VECO will exercise commercially reasonable efforts to provide access to any officers, executives or employees for interviews in connection with the Special Investigation.

(c)           VECO acknowledges the importance to the closing of the Transaction of the completion of the work for an audit of VECO’s financial statements for fiscal year 2005, 2006 and 2007.  Therefore, pursuant to the terms of the engagement of KPMG by CH2M HILL  at CH2M HILL’s expense for the purpose of completing the audit of VECO’s financial statements, the parties agree that VECO will authorize KPMG to conduct an additional investigation, as deemed reasonably necessary by KPMG to complete its audit of VECO’s financial statements, subject to limitations necessary to protect the attorney client privilege or as required by law.  VECO will authorize KPMG to have full access to all Records, as deemed reasonably necessary by KPMG to conduct its investigation, subject to limitation necessary to protect the attorney client privilege or as required by law.  VECO will not object to the release of any Records in the possession of its consultants or advisors, subject to limitations necessary to protect the attorney client privilege or as required by law.  VECO will exercise commercially reasonable efforts to provide access to any officers, executives or employees for interviews in connection with its investigation.

(d)           CH2M HILL will provide to the Sellers its first draft of the definitive documentation by July 9, 2007.   The parties will endeavor to make their HSR filings by July 16, 2007.

5.             Miscellaneous.

(a)           Public Announcements.  The parties shall, in connection with execution of this letter, issue a press release in the form as agreed upon by the parties.  Subject to the foregoing, the parties hereto shall not make any further public announcements about the Transaction or terms thereof without the prior consent of the other party make or as required under applicable law or regulatory authority, it being understood that CH2M HILL is obligated to disclose the Transaction pursuant to the requirements of the United States Securities and Exchange Commission.

(b)           Costs and Expenses.  Except as otherwise provided herein, each party hereto will pay all of its own costs and expenses incurred at any time in connection with the negotiations or consummation of the Transaction, including legal fees, broker’s fees, finder’s fees, fees of financial advisors and accountants and expenses of its representatives, whether or not the Transaction is consummated.

(c)           Third Parties.  Sellers represent and warrant that they have full authority to enter into this Term Sheet without contravention of any agreement, commitment or other existing arrangement, and that CH2M HILL will not incur any liability, in connection with this Term Sheet or the Transaction, to any third party with whom Sellers or Sellers’ representatives have had discussions regarding the sale of VECO or Acquired Interests.  Sellers shall pay any broker’s commissions or finder’s fees due pursuant to the terms of any agreement between any of the Sellers and a third party.  This paragraph will survive the termination of this Term Sheet.

(d)           Governing Law; Jurisdiction; Waiver of Jury Trial.  This Term Sheet will be governed by and construed under the laws of the State of Delaware without regard to conflicts of laws principles.  Any and all actions or proceedings seeking to enforce any provision of, or based an any right arising out of, this agreement shall be brought in the courts of the State of Washington, County of King including Federal Courts located therein, should Federal jurisdiction requirements exist.  Each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.  Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.  The parties hereto specifically waive any right to a jury trial with respect to any matter arising under this agreement.

(e)           Entire Agreement.  The provisions of this Term Sheet constitute the entire agreement between the parties and supersede all prior oral or written agreements, understandings, representations and warranties, and dealings between the parties on the subject matter hereof (including, without limitation, the letter of May 14, 2007), except as provided below.

(f)            Amendment.  This agreement may be amended or modified only by a writing executed by each of the parties.

(g)           Notices.  All notices required hereunder or pertaining hereto shall be in writing and shall be deemed delivered and effective upon either (a) five days after deposit in the U.S. mail, postage prepaid, (b) personal delivery, (c) confirmation of an electronic transmission, after which the notice will be sent within two business days by recognized express courier service, as specified in (d) below, or (d) the earliest of delivery, refusal of the addressee to accept delivery or failure of delivery after at least one attempt during normal business hours, in each case as such events are recorded in the ordinary business records of the delivery service, which will be by recognized express courier service (such as United Parcel Service), with all charges prepaid or charged to the sender’s account, to the applicable address set forth below or at such other address as shall be specified in writing in accordance with this paragraph:

If to CH2M HILL:	9191 S. Jamaica St.
Englewood, CO 80112
Att: M. Catherine Santee and
Margaret B. McLean

If to VECO:
VECO Corporate
3601 C Street, Suite 1000
Anchorage, Alaska 99503
Att.: Tom Corkran

If to Stockholders:	c/o David H. Bundy
3201 C Street, Suite 301
Anchorage, Alaska 99503

(g)           Counterparts.  This Term Sheet may be executed in one or more counterparts, each of which will be deemed to be an original copy of this agreement and all of which, when taken together, will be deemed to constitute one and the same instrument.

(h)           Confidentiality Agreement. VECO and CH2M HILL Inc., a [subsidiary] of CH2M HILL executed that certain Confidentiality Agreement on or about August 26, 2006 (the “Confidentiality Agreement.  The parties, on behalf of themselves and their respective subsidiaries and affiliates, agree to be bound by the terms of the Confidentiality Agreement, subject to the following:

(i)            the Confidentiality Agreement shall remain in full force and effect for a period of two (2) years from the date hereof (and ten (10) years from the date hereof with respect to items provided under Section 4(b)); and

(ii)           the governing law specified herein shall also govern the terms and conditions of the confidentiality obligations of the parties.

(j)            Non-solicitation.  The parties executed that certain letter of intent, on May 15, 2007 (the “Letter of Intent”).  The parties agree to be bound by the non-solicitation provisions of paragraph 8 of the Letter of Intent, subject to the following:

(i)            the non-solicitation prohibitions shall remain in full force and effect for one (1) year from the date hereof;

(ii)           in addition to other VECO employees to whom the non-solicitation provides, the parties expressly agree that the non-solicitation prohibition shall apply with respect to the key VECO employees identified in the “Key VECO Personnel” list attached hereto and incorporated herein; and

(iii)          the governing law specified herein shall also govern the terms and conditions of the non-solicitation obligations of CH2M HILL.

 (j)           Representation of CH2M HILL.  CH2M HILL represents and warrants to the Sellers that it has all requisite company approvals and approvals from third parties, to the extent necessary, to proceed with the Transactions contemplated by this letter.

(k)           Prevailing party fees.  In the event of any dispute arising out of or in connection with this Term Sheet, the prevailing party shall be entitled to recover its reasonable attorneys fees and costs.

Please sign and date this letter agreement in the space provided below to confirm the mutual agreements set forth in this Term Sheet and return a signed copy to CH2M HILL by the close of business (Seattle time) on June 15, 2007.

Very truly yours,

CH2M HILL Companies, Ltd.

By:	/s/ M. Catherine Santee
M. Catherine Santee,
Senior Vice President of Finance

Exhibit A

Included Subsidiaries

Veco Gas Technology, Inc.

Veco Equipment, Inc.

Veco Properties, Inc.

Veco 36th Avenue, Inc.

Caspian Veco Limited

Veco Cyprus Limited

Veco Sakhalin, Inc.

Veco Services, Inc.

Veco Alaska, Inc.

Norcon, Inc.

Veco USA, Inc.

Veco Federal, Inc.

RTX, Incorporated

Veco Canada, Ltd.

Veco Construction, Ltd.

Commonwealth Construction Canada Ltd.

Veco Project Services, Ltd.

Exhibit B

Retained Businesses and Other Retained Assets

1.                                       Asia Petroleum, Limited interest.

2.                                       The Times Publishing Company

3.                                       Barbados operations: Barbados based companies and all related contracts, including contract interests currently held by Commonweath Construction Canada, Ltd.

4.                                       Contract with Dublin Engineering for work in Syria

5.                                       Real Estate located at 101 E. 100th Ave, Anchorage, AK 99515 (the “Norcon Property”)

6.                                       All rights and proceeds associated with the VECO Canada Ltd. v. Consumers’ Co—Operative Refineries Ltd.

7.                                       Raw land located at Fairbanks, Homer, Kenai, and Slana.

8.                                       KeyMan Life Insurance for Bill Allen, Peter Leathard, and Roger Chan

9.                                       VECO Canada subsidiaries in Venezuela, including all related contracts and joint venture interests such as (but not limited to) Ingeniera VECO de Venezuela, CA and interest in Vecoven CA)

10.                                 VECO Mediterranean Limited

11.                                 HEBL, Inc. and all related contracts and arrangements.

12.                                 VECO-Bertrand, Inc. and all related contracts.

13.                                 VECO Engineering and Construction of Mexico, SA

14.                                 VECO International, Inc.,  the Texas entity

15.                                 VECO Middle East, Inc.

16.                                 VECO Products, Inc.

17.                                 VECO Properties Ltd., a British Columbia entity

18.                                 VECO India Limited

19.                                 Southwest VECO, Inc.

20.                                 VECO Engineering and Construction Construction Co. Ltd., a Cypriot entity

21.                                 VECO Engineering Limited, an Indian entity

22.                                 VECO Abu Dhabi’s contracts for work in Sudan and Yemen